EXHIBIT 16.1

MEYLER & COMPANY, LLC.

Certified Public Accountants

One Arin Park

1715 Highway 35

Middletown, NJ 07748

July 7, 2009

Securities and Exchange Commission

Washington, D.C. 20549

Dear Sirs and Mesdames:

We were previously principal accountants for Hipso Multimedia, Inc. (the “Company”) and, under the date of March 20, 2009, we reported on the consolidated financial statements of the Company and subsidiary as of and for the years ended November 30, 2008 and November 30, 2007. On July 1, 2009, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4.01 of its Form 8-K dated July 7, 2009, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements that the Company engaged KBL, LLP as its new independent public accountants effective July 3, 2009.

Very truly yours,

/s/ Meyler & Company, LLC.

Meyler & Company, LLC.